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CUSIP No. 685932105               SCHEDULE 13D                     Page 17 of 21

                                    EXHIBIT 8
                         PROPOSED SUPPLEMENTAL COMPLAINT

John F. Neupert
OSB No. 78316
Bruce L. Campbell
OSB No. 92537
Miller Nash LLP
3500 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon  97204-3699
Telephone:  (503) 224-5858
Fax:  (503) 224-0155
neupert@millernash.com
campbell@millernash.com

         Attorneys for Plaintiff
         STILWELL ASSOCIATES, L.P.

                       IN THE UNITED STATES DISTRICT COURT
                           FOR THE DISTRICT OF OREGON

STILWELL ASSOCIATES, L.P. suing derivatively on behalf of      Civil No. 01-740 JE
Oregon Trail Financial Corp.,
                                                               AMENDED AND SUPPLEMENTAL
                                                               COMPLAINT (Derivative Action To
                      Plaintiff,                               Remove A Director)

         v.

EDWARD H. ELMS, an individual,
OREGON TRAIL FINANCIAL CORP., an
Oregon corporation,

                      Defendants.

         For its amended and supplemental complaint, Stilwell Associates, L.P. ("Stilwell Associates"), a shareholder suing derivatively on behalf of the corporation Oregon Trail Financial Corp. ("OTFC"), alleges as follows:

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CUSIP No. 685932105               SCHEDULE 13D                     Page 18 of 21

                                NATURE OF ACTION
         1. This action is brought derivatively under ORS 60.261 by a shareholder of OTFC in order to remove a director of OTFC pursuant to ORS 60.327 on the grounds that the defendant director engaged in fraudulent or dishonest conduct and removal is in the best interest of the corporation.
                                     PARTIES
         2. Stilwell Associates is a Delaware limited partnership located at 26 Broadway, New York, New York 10004. None of its members are citizens of the state of Oregon.

         3. Defendant Edward H. Elms ("Elms") is a citizen of the state of Oregon who resides at 2080 Balm Street, Baker City, Oregon 97814.

         4. OTFC is an Oregon corporation with its principal place of business in Oregon. OTFC owns Pioneer Bank which is a federal savings bank that is subject to regulation by the Office of Thrift Supervision, a federal agency. OTFC is joined as a defendant for the reasons alleged below.

                             JURISDICTION AND VENUE
         5. Subject matter jurisdiction exists under 28 USC ss. 1332 because there is complete diversity and the amount in controversy exceeds $75,000 exclusive of interest and costs.

         6. Venue exists under 28 USC ss. 1391 because defendants reside in this district and the events giving rise to the claim occurred in this district.

                                      CLAIM

         7. Stilwell Associates is the record holder of 100 shares of common stock of OTFC and is the member of a group of related entities who together own 290,000 shares, or 8.8 percent, of the outstanding common stock of OTFC - its largest shareholder.

         8. Stilwell Associates was at all times a shareholder of OTFC when the transaction complained of occurred and it brings this action derivatively in the right and for the benefit of OTFC. This action is not a collusive one to confer jurisdiction on this court which it would not otherwise have.

         9. At all relevant times, defendant Elms has been a member of the board of directors of OTFC.

         10. On April 9, 2001, defendant Elms testified under oath at a deposition in the lawsuit entitled, Stilwell Associates, L.P. v. Charles Henry Rouse, Multnomah County Circuit Court Case No. 01-02-01777 ("Rouse Lawsuit"). The Rouse Lawsuit was brought to remove Charles Rouse ("Rouse"), another director of OTFC, under ORS 30.510 for usurpation of office, on the grounds that he violated OTFC's residency requirement when his residence changed from a qualified county to Portland, Oregon.

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CUSIP No. 685932105               SCHEDULE 13D                     Page 19 of 21

         11. Upon information and belief during the course of the deposition, Elms intentionally testified falsely with respect to three material issues in the Rouse Lawsuit: (a) the date by which Elms became aware that Rouse had moved or was planning to move to take a job in Portland; (b) the date corporate action was taken to amend the bylaws to attempt to grandfather Rouse on the board; and
(c) whether Elms discussed with any of the directors, including Rouse, the fact that Rouse would lose unvested shares of OTFC and options on shares of OTFC if Rouse were to lose his board seat.

         12. The intentional making of false sworn statements in regard to material issues constitutes fraudulent or dishonest conduct within the meaning of ORS 60.327 and is a crime punishable by imprisonment for more than a year.

         13. The removal of defendant Elms is in the best interests of OTFC within the meaning of ORS 60.327 because, among other things, under federal law a director of a banking institution may be removed if he has engaged in criminal conduct. The removal of defendant Elms by a governmental authority, such as the Office of Thrift Supervision, would have a negative impact upon OTFC. Even the possibility of such a removal would have a negative impact upon OTFC.

         14. On May 8, 2001, Stilwell Associates served a demand (the "Demand") upon the chairman of the board of directors of OTFC pursuant to ORS 60.261(2) demanding that the board of directors of OTFC remove Elms. A copy of the Demand is attached as Exhibit 1 and is incorporated herein by reference.

         15. After receiving the Demand, OTFC purportedly appointed a "special committee" to investigate the issues raised in the Demand. The special committee consisted of all the directors of OTFC other than Elms.

         16. The special committee was advised by the law firm of Foster Pepper & Shefelman ("Foster Pepper").

         17. In a letter dated May 25, 2001, the special committee, through Foster Pepper, advised Stilwell Associates that the committee decided not to take action against Elms. A copy of the letter is attached as Exhibit 2 and is incorporated herein by reference.

         18. The special committee's decision should be disregarded because the committee was not independent. For example:

                           a. Before the special committee had even met and deliberated, OTFC, through Foster Pepper, by a pleading dated May 12, 2001, and filed May 14, 2001, stated that the accusations in the Demand were "false." Furthermore, OTFC, through Foster Pepper, in the same and a related pleading (an affidavit) falsely represented that the Demand was predicated on testimony paraphrased from "uncorrected, unreviewed drafts of the directors' deposition transcripts" when in fact Elms' transcript was final and corrected. Having publicly prejudged the issues raised in the Demand and having done so through a false or misleading statement, neither the special committee or its attorneys, Foster Pepper, could give full or fair consideration to the Demand.

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CUSIP No. 685932105               SCHEDULE 13D                     Page 20 of 21

                           b. The special committee was advised by Foster Pepper who also simultaneously represented the board member the committee was investigating - Elms. Because of this conflict of interest the independence and objectivity of the committee are compromised and the conclusions of the committee are tainted.

         19. The special committee's investigation and findings are not reasonable and the process it employed was flawed, therefore the decision should be disregarded. For example:

                  a. The special committee apparently concluded that the statements by Elms were not false based on "a discussion among themselves as to their recollection and understanding of the facts..." See attached Exhibit 2. But it is impossible for the committee to reconcile the testimony of Elms and Rouse, both of whom are represented by Foster Pepper, based on "a discussion among [the committee] as to their recollection and understanding of the facts...." Among other things, Elms testified that he first learned "that Mr. Rouse intended to move his residence [a]t the January [2001] board meeting" and that it came as "somewhat" a "surprise." Elms Tr. at 34. Rouse testified that he informed Elms in November or December, 2000 that he "was" moving to Portland, Oregon to take a job and that Rouse "directed" Elms to bring the matter up to the board at their December meeting and he agreed to do so. Rouse Tr. at 53-56. Rouse further testified that before the January, 2001 meeting in which Elms says he learned of Rouse's intent to move, Rouse inquired of Elms as to whether the board had considered his change of circumstance and Elms said "they had discussed it and they wanted me to stay [on the board] and it was unanimous." Rouse Tr. at 57. The testimony of Elms and Rouse is irreconcilable.

                  b. The special committee stated that it "found no evidence that any of the statements made in the deposition by Mr. Elms were inaccurate or materially inconsistent with the recollection of others (emphasis added)." This is the wrong standard. The question the committee was faced with was whether the testimony of Elms was knowingly false. But the committee, represented by Foster Pepper, never even interviewed Elms to determine if he gave testimony knowing it to be false.

                  c. Given the risks to OTFC of not removing Elms, the committee's refusal to remove him is unreasonable and should be disregarded. This is especially so because Elms brings no particular expertise to the OTFC board--there are other persons in the community who have similar or greater qualifications and expertise who would be available to serve as a member of the OTFC board.

         20. Stilwell Associates is entitled to recover its reasonable attorney fees under the court's equitable powers because this is a derivative action that will benefit OTFC.

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CUSIP No. 685932105               SCHEDULE 13D                     Page 21 of 21

WHEREFORE, plaintiff prays for a decree as follows:

         1. An order removing Elms as a director of OTFC and an injunction barring Elms from reelection as a director of OTFC for a period of not less than two years;

         2. For reasonable attorney fees and costs and disbursements incurred herein; and

         3. For such further relief as the court may find to be just and equitable.

DATED this ____ day of July, 2001.

                                         MILLER NASH LLP


                                         ______________________________________
                                         John F. Neupert
                                         OSB No. 78316
                                         Bruce L. Campbell
                                         OSB No. 92537
                                         Telephone: (503) 224-5858

                                         Spencer L. Schneider, Esq.
                                         Attorney at Law
                                         145 Hudson Street
                                         New York, New York 10013
                                         Telephone:  (212) 431-7151
                                         Facsimile:  (212) 431-7312
                                         Pro hac vice admission to be requested

                                                      Attorneys for Plaintiff
                                                      STILWELL ASSOCIATES, L.P.